Exhibit 95

MINE SAFETY DISCLOSURE

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR § 229.104) require issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine to disclose certain information regarding specified health and safety violations, orders and citations, related civil penalty assessments, related legal actions and mining-related fatalities.

Compass Minerals’ Cote Blanch Mine is an underground salt mine located in St. Mary Parish, Louisiana. It is regulated by the federal Mine Safety and Health Administration (“MSHA”).

The Federal Mine Safety and Health Act of 1977 (“Mine Act”) requires the Mine Safety and Health Administration (“MSHA”) to thoroughly inspect surface mines at least twice a year and underground mines at least four times a year. The Mine Act requires MSHA to issue a citation or otherwise take enforcement against a mine operator if an inspector or authorized representative believes that a violation of the Mine Act or MSHA’s standards or regulations has occurred. The Mine Act requires mine operators to abate—to correct—every alleged violation within a time period specified by MSHA, regardless of whether the mine operator intends to contest or dispute the alleged violation. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface, coal or metal/non-metal) of the operator and the mine.

Liability under the Mine Act is strict. Mine operators are generally liable under the Mine Act for violations of the Mine Act or the standards and regulations promulgated under the Mine Act, regardless of fault. MSHA proposes a civil penalty for each alleged violation that it cites. Mine operators may contest these enforcement actions and the related penalties before the Federal Mine Safety and Health Review Commission, an independent adjudicatory agency.

The table below contains information for the reporting period concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 C.F.R. 229.104).

Subsidiary Name/ Mine I.D. Number	Section 104(a) S&S Citations[1]	Section 104(b) Orders[2]	Section 104(d) Citations or Orders[3]	Section 110(b)(2) Violations[4]	Section 107(a) Orders[5]	Total Dollar Value of MSHA Assessments Proposed (Actual Amount)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations under Section 104(e) (Yes/No)[6]	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Cote Blanche Mine Mine I.D. No. 16-00358	18	0	0	0	0	$7,523	0	No	3[7]	2[8]	1[9]

1 Section 104(a) S&S citations are alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard.
2 Section 104(b) orders are alleged failures to abate or correct an alleged violation within the period of time specified in the citation or order.
3 Section 104(d) citations and orders are issued for alleged unwarrantable failures-aggravated conduct constituting more than ordinary negligence-to comply with mandatory safety or health standards.
4 Section 110(b)(2) violations are issued for alleged “flagrant” failures-reckless or repeated failures-to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
5 Section 107(a) imminent danger orders are issued for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated. A 107(a) order requires an operator to immediately withdraw miners from the area of the mine affected by the condition.
6 Section 104(e) written notices are served when MSHA determines that a mine operator has demonstrated a pattern of violating mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.
7 The legal actions pending as of the last day of the reporting period are: (a) the civil penalty proceeding, Docket No. CENT 2015-582, involving the contest of Citation No. 8624082 and the related civil penalty; and (b) the civil penalty proceeding involving contest of Citation No. 8868244 and the related civil penalty; and (c) the civil penalty proceeding involving Citation No. 8868258 and the related civil penalty.
8 MSHA issued Citation No. 8868244 to Compass on November 3, 2015. It alleges a Section 104(a) non-S&S violation. Compass contested Citation No. 8868244 and the $127 penalty MSHA proposed for the alleged violation during the reporting period. MSHA issued Citation No. 8868258 to Compass on November 10, 2015. It alleges a Section 104(a) non-S&S violation. Compass contested Citation No. 8868258 and the $100 proposed penalty that MSHA proposed for the alleged violation during the reporting period.
9 Compass resolved the civil penalty proceeding involving the contest of Citation No. 8776619 and the related civil penalty.

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